EXHIBIT 99.1

j2 Global Communications Acquires M4Internet

Los Angeles—October 8, 2003—j2 Global Communications, Inc. [NASDAQ: JCOM], the provider of outsourced, value-added messaging and communications services, today announced that it has acquired M4Internet, a privately held company based in San Mateo, Calif., which provides technology and services for personalized, permission-based email messaging.

j2 Global will continue to offer M4Internet’s services to M4’s existing customers and expects to market those services to other companies which can use them to more effectively communicate with their customers.

“I am pleased that our company has become part of j2 Global,” said Ed Patrick, president of M4Internet. “This acquisition enables us to have the backing of a strong organization which understands the value of our enhanced monitoring and reporting tools for our outsourced messaging services business.”

Specific terms of the acquisition were not disclosed; however, the transaction is not expected to have a material financial impact on j2 Global within the next 12 months.

About j2 Global Communications

Founded in 1995, j2 Global Communications, Inc., provides outsourced, value-added messaging and communications services to more than five million customers around the world. j2 Global’s network spans more than 1,000 cities in 19 countries on five continents. The Company offers its patented services and software through three distinct sales channels: Web, Corporate and Licensed Services, and markets those services under the j2®, eFax®, jConnect®, jFax®, Consensus(TM), Hotsend®, PaperMaster®, Protofax® and Documagix® brands. As of June 30, 2003, j2 Global had achieved 25 consecutive quarters of revenue growth and six consecutive quarters of positive earnings. For more information about j2 Global, please visit www.j2global.com.

About M4Internet

M4Internet is a premier outsourced provider of corporate high-volume, personalized, permission-based email marketing campaigns. M4Internet’s next-generation email solutions automate the workflow processes involved in the creation, delivery and analysis of targeted high-volume email and survey campaigns. NBC, Merit Direct and other notable email marketers integrate M4Internet solutions into their online marketing strategy. For more information, call toll-free (866) 4M4-INET (866-464-4638), or go to www.m4internet.com.

Contacts
Christine Brodeur or Jonathan Rodgers	Jeff Adelman
Socket Media, Inc.	j2 Global Communications, Inc.
310-829-0556 or 310-829-0520	323-372-3617
info@socketmedia.com	press@j2.com

“Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995: Certain statements in this Press Release are “forward-looking statements” within the meaning of The Private Securities Litigation Act of 1995. These forward-looking statements are based on management’s current expectations or beliefs and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These factors and uncertainties include, among other items: Ability to obtain telephone numbers in sufficient quantities, in desired locations and on acceptable terms; subscriber growth and retention; uncertainties regarding the protection of proprietary technology or infringement of intellectual property of others; the risk of adverse changes in the U.S. or international regulatory environments surrounding unified messaging and communications; and other factors set forth in j2 Global’s filings with the Securities and Exchange Commission (“SEC”). For a more detailed description of the risk factors and uncertainties affecting j2 Global, refer to the Annual Report on Form 10-K filed by j2 Global on March 31, 2003 and the other reports filed by j2 Global from time to time with the SEC, each of which is available at www.sec.gov.